Exhibit (d)(3)(iii)

TRANSAMERICA FUNDS

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of November 11, 2016 to the Sub-Advisory Agreement dated as of March 22, 2011, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Aegon USA Investment Management, LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUNDS	SUB-ADVISER COMPENSATION[1]
Transamerica Balanced II	0.12% of the first $1 billion 0.05% in excess of $1 billion[2]
Transamerica Flexible Income	0.175% of the first $250 million; 0.125% over $250 million up to $350 million; and 0.0875% over $350 million, less 50% of any amount reimbursed pursuant to the Fund’s expense limitation
Transamerica Floating Rate	0.25% of the first $1 billion; 0.23% over $1 billion up to $1.5 billion; 0.22% over $1.5 billion up to $2 billion; and 0.21% over $2 billion
Transamerica High Yield Bond	0.35% of the first $20 million; 0.25% over $20 million up to $40 million; 0.20% over $40 million up to $125 million; and 0.15% over $125 million[3]
Transamerica Intermediate Bond	0.12% of the first $1 billion; and 0.05% over $1 billion[4]
Transamerica Government Money Market	0.05% of the first $1 billion; 0.04% over $1 billion up to $3 billion; and 0.03% over $3 billion[5]
Transamerica Multi-Managed Balanced	0.12% of the first $1 billion; and 0.05% over $1 billion[6]
Transamerica Multi-Manager Alternative Strategies Portfolio	0.20% of the first $500 million; 0.19% over $500 million up to $600 million; 0.18% over $600 million up to $1 billion; 0.17% over $1 billion up to $2 billion; and 0.16% over $2 billion[7]
Transamerica Short-Term Bond	0.25% of the first $250 million; 0.20% over $250 million up to $500 million; 0.175% over $500 million up to $1 billion; and 0.15% over $1 billion

[1]	As a percentage of average daily net assets on an annual basis.
[2]	The calculation of the sub-advisory fees will be based on the combined average daily net assets of Transamerica Intermediate Bond, Transamerica Multi-Managed Balanced, Transamerica Multi-Managed Balanced VP, Transamerica Partners Balanced Portfolio, Transamerica Partners Core Bond Portfolio, and the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company, that are advised by Aegon USA Investment Management, LLC.

[3]	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Aegon High Yield Bond VP and Transamerica Partners High Yield Bond Portfolio.
[4]	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Multi-Managed Balanced, Transamerica Multi-Managed Balanced VP, Transamerica Balanced II, Transamerica Partners Balanced Portfolio, Transamerica Partners Core Bond Portfolio, and the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company that are advised by Aegon USA Investment Management, LLC.
[5]	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Aegon Government Money Market VP and Transamerica Partners Government Money Market Portfolio.
[6]	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Intermediate Bond, Transamerica Balanced II, Transamerica Multi-Managed Balanced VP, Transamerica Partners Balanced Portfolio, Transamerica Partners Core Bond Portfolio, the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company that are advised by Aegon USA Investment Management, LLC.
[7]	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Multi-Manager Alternative Strategies VP.

In all other respects, the Agreement dated as of March 22, 2011, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of November 11, 2016.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Director, Investments

AEGON USA INVESTMENT MANAGEMENT, LLC

By:
Name:
Title: